Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-285998, 333-234423, 333-217810 and 333-196296 on Form S-3 and Registration Statement Nos. 333-274417, 333-274416, 333-272310 and 333-216988 on Form S-8 of our reports dated March 2, 2026, relating to the financial statements of Ready Capital Corporation and the effectiveness of Ready Capital Corporation's internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ DELOITTE & TOUCHE LLP
New York, New York
March 2, 2026